ITT Inc. Board Appoints Richard P. Lavin Non-Executive Board Chairman

Lavin to Succeed Frank T. MacInnis

WHITE PLAINS, N.Y., Dec. 12, 2019 – ITT Inc. (NYSE: ITT) today announced that its Board of Directors has appointed Richard P. Lavin to succeed current Board Chairman, Frank T. MacInnis, effective upon MacInnis’ retirement and following election at the Annual Meeting of Shareholders in May 2020. The Company had previously disclosed MacInnis’ plan to retire as part of a succession strategy involving first the transition of the role of CEO to Luca Savi in January 2019, followed by the transition of the role of non-executive Chair in May 2020.

Lavin has served as a director of the Company since 2013, and as Chair of the Board’s Compensation and Personnel Committee since 2017. His deep global manufacturing operations expertise includes a 30-year career with Caterpillar, Inc., and extensive international assignments in China, India and Japan.

Following his time at Caterpillar, Lavin served as Chief Executive Officer and President of Commercial Vehicle Group, Inc., a leader in development, manufacturing and fulfillment of fully-integrated system solutions for the commercial vehicle market. Currently, Lavin sits on the board of Allison Transmission Holdings, Inc., which is publicly traded.

“We look forward to continuing to benefit from Rich’s experience and counsel when he takes on his new role as non-executive Chair of the Board of ITT. His extensive international experience, including legal and human resources experience, has helped us drive a high-impact strategy, and will continue to do so,” said Chief Executive Officer and President of ITT Inc., Luca Savi. “We are deeply grateful for Frank’s generosity with his time and advice while on ITT’s Board. Frank’s leadership and experience have been incredibly valuable in helping guide ITT’s strategies for growth and profitability.”

“It has been an honor to serve on the Board of Directors for ITT Inc., and I have been fortunate to work alongside a distinguished group of executives during my tenure,” said MacInnis. “Rich and I have worked closely together since he joined the Board in 2013, and I look forward to continuing to work with him on his transition to his new role.”

MacInnis has served on ITT’s Board of Directors since 2001, and has held the role of non-executive Chairman since 2011. As the Chair of the Nominating and Governance Committee from 2011-2017, he helped ITT establish strong governance practices for which the Company has been highly ranked.

Outside of his role on ITT’s Board, MacInnis served as the Chief Executive Officer of EMCOR Group, Inc., one of the world’s largest providers of electrical and mechanical construction services, energy infrastructure and facilities services, from 1994 to 2011. He served as EMCOR Group’s Chairman of the Board from 1994 to 2015, and currently serves on the boards of a number of private companies and nonprofit organizations.

Investors:	Media:
Emmanuel Caprais	Lisa Wolfe
+1 914-641-2030	+1 914-641-2103
emmanuel.caprais@itt.com	lisa.wolfe@itt.com

About ITT Inc.

ITT Inc. is a diversified leading manufacturer of highly engineered critical components and customized technology solutions for the transportation, industrial, and oil and gas markets. Building on its heritage of innovation, ITT partners with its customers to deliver enduring solutions to the key industries that underpin our modern way of life. ITT is headquartered in White Plains, N.Y., with employees in more than 35 countries and sales in approximately 125 countries. The company generated 2018 revenues of $2.75 billion.

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